Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:
Steven Kennedy	Nicole Fatica
Kennedy & Company	Primus Guaranty, Ltd
914-961-2436 ext. 13	212-697-1992
steven@kennedycom.com	investorrelations@primusguaranty.com
Primus Guaranty Elects James MacNaughton to Board of Directors
Hamilton, Bermuda, July 31, 2008 — Primus Guaranty, Ltd. (NYSE:PRS) today announced the election of James MacNaughton to its board of directors. Mr. MacNaughton was elected as a Class 1 director with a term expiring in 2010 and will serve on the board’s Audit and Finance and Investment Committees. His election fills a vacancy and brings the size of the board to 10 directors.
Michael P. Esposito, Jr., chairman, Primus Guaranty, said, “Jim is a valuable addition to the board and I look forward to the important contributions he will make as a director.”
“We’re very pleased that Jim has joined Primus’ board of directors,” said Thomas Jasper, chief executive officer, Primus Guaranty. “His experience and knowledge in the financial and credit markets will greatly benefit our company.”
Mr. MacNaughton’s career in the financial markets spans three decades. He most recently held positions at Rothschild Inc., serving as Managing Director and Global Partner from 2001 to 2007, and then as a Senior Advisor until March 2008. Prior to that, Mr. MacNaughton spent over 20 years at Salomon Brothers during which time he held a variety of positions, including Managing Director in Investment Banking.
Mr. MacNaughton is a member of the Board of Directors of Max Capital Group Ltd. and the Interborough Insurance Company, and also is a member of the Deutsche Bank Asset Management International Insurance Advisory Council. In addition, Mr. MacNaughton is a member of the International Insurance Society and the Board of Public Television Channel WLIW 21 serving New York City and Long Island.
About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products offers protection against the risk of default on corporate, sovereign and asset backed security obligations through the sale of credit swaps to dealers and banks. As a swap counterparty, Primus Financial Products is rated Aaa by Moody’s Investors Service, Inc. and AAA by Standard & Poor’s Rating Services. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three collateralized swap obligations for third parties.
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